Report of Independent Accountants


To the Board of Trustees of
The Riverfront Funds


     We have examined management's assertion, included in the accompanying "Report of Management on Compliance with Rules 17f-1 and -2 of the Investment Company Act of 1940," that The Riverfront Funds, comprised of U.S. Government Securities Money Market Fund, Small Company Select Fund, Balanced Fund, U.S.
Government Income Fund, Income Equity Fund, and Large Company Select Fund (collectively, the "Funds") complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 (the "Act") as of December 31, 2000 with respect to securities and similar investments reflected in the investment account of the Funds. Management is responsible for the Funds' compliance with those requirements. Our responsibility is to express an opinion on management's assertion based on our examination.

     Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Funds' compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of December 31, 2000 and with respect to agreement of security and similar investments purchases and sales, for the period from October 31, 2000 (the date of last examination) through December 31, 2000:

o Count and inspection of all securities and similar investments held by Federal Reserve Bank of Cleveland, Deutsche Bank, and the Depository Trust Company in book entry form;

o Reconciliation of confirmation results as to all such securities and investments to the books and records of the Funds and the Custodian, Provident Bank;

o Confirmation of all repurchase agreements with brokers/banks and agreement of underlying collateral with The Bank of New York (Tri-Party Custodian) records; and

o Agreement of six security and/or investment purchase and five security and/or investment sales or maturities since our last examination from the books and records of the Fund to broker confirmations.

     We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Funds' compliance with specified requirements.

     In our opinion, management's assertion that The Riverfront Funds complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of December 31, 2000, with respect to securities and similar investments reflected in the investment account of the Funds, is fairly stated, in all material respects.

     This report is intended solely for the information and use of the board of trustees and management of The Riverfront Funds and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.


                                          Ernst & Young LLP


Cincinnati, Ohio
February 15, 2001